Exhibit 10.11

April 1, 2015

Kenneth S. Goldman

1946 Washington Street

Newton, MA 02466

Re:	Terms of Employment

Dear Kenneth:

This letter agreement (this “Agreement”) will set forth the terms of your “at-will” employment relationship with Everbridge, Inc., and/or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”). This Agreement hereby supersedes any and all previous agreements relating to your employment relationship with the Company. The terms of your position with the Company are as set forth below and will be effective only upon, and subject to, the signing of this Agreement and any other agreements or documentation required hereunder, by you and the Company.

1. Employment.

(a) Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, on an “at-will” basis, as its Senior Vice President and Chief Financial Officer, or in such additional or different position or positions as the Board of Directors of the Company (the “Board”) may determine in its sole discretion, reporting to Jaime Ellertson, Chief Executive Officer. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Senior Vice President and Chief Financial Officer, and as further described in Schedule 1 attached hereto.

(b) Full Time Best Efforts. For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, and shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform all of your duties and responsibilities hereunder. In furtherance of, and not in limitation of the foregoing, during the term of this Agreement, you further agree that you shall not, with the exception of the company or companies that are identified on Schedule 2 attached hereto, if any, and subject to the provisions thereof, render commercial or professional services of any nature, including as a founder, advisor, or a member of a board of directors, to any person or organization, whether or not for compensation, without the prior approval of the Chief Executive Officer in his sole discretion; provided, however, that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time. As set forth above, your employment with the Company is “at-will,” and, accordingly, either you or the Company may terminate your employment at any time, with or without cause, for any reason or no reason.

(c) Location. Unless the parties hereto otherwise agree in writing, during the term of this Agreement, you shall perform the services required to be performed pursuant to this Agreement at the Company’s Massachusetts offices, and Glendale, CA offices, as well as from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2. Compensation. During the term of your employment with the Company, the Company will pay you the following compensation:

(a) Base Salary. As of the effective date of this Agreement, which shall be the date set forth on the signature page hereof following the signature of the individual executing this Agreement on behalf of the Company (the “Effective Date”), you will be paid an annual salary as set forth on Schedule A attached hereto, as may be increased from time to time as part of the Company’s normal salary review process (the “Base Salary”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Your Base Salary will be subject to standard payroll deductions and withholdings, and payable in accordance with the Company’s standard payroll practice as it exists from time to time.

(b) Expenses. During the term of your employment, the Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of your duties under this Agreement in accordance with Company policy.

(c) Annual Performance Bonus. You will be eligible to earn an annual performance bonus at the conclusion of each year of employment with the Company (the “Annual Bonus”). The amount, award and timing of the payment of the Annual Bonus shall be set forth in a Company Management Incentive Plan, established each year by the Board, in its discretion. The Company’s Management Incentive Plan for fiscal year 2015 is set forth on Schedule A attached hereto. Company Management Incentive Plans, if any, for subsequent years, shall be provided to you by the Chief Executive Officer.

(d) Stock Options. Employee will be granted Nine Hundred Fifty Thousand (950,000) option shares pending approval of the Board pursuant to an Option Agreement as defined in the Employer’s 2008 Equity Incentive Plan (the “Option Plan”). These options will vest over a four-year period according to the standard vesting schedule of the Option Plan. All other aspects of these shares will be in accordance with the standard Option Plan.

(i) In the event of a Change in Control (as defined in the Option Plan) the vesting and the right to exercise the initial options shall accelerate; (i) for the number of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, (ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) options shall vest in full subject to the company’s standard Change of Control language for its senior executives. In the event the acquirer or successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in

(i) and (ii) above as part of the Change of Control or does not offer equivalently valued new options and incentives to you, then 100% of your remaining unvested share options will vest in full immediately prior to consumption of the Change of Control.

(e) Employee Benefits. As an employee of the Company, you will be eligible to participate in such Company-sponsored benefits and programs as are made generally available by the Board to other employees of the Company. In addition, you will be entitled to annually accrue four (4) weeks of Paid Time Off (vacation/sick time) in accordance with the Company’s vacation policy as established by the Board and as in effect from time to time. The Company reserves the right to change or eliminate any benefit plans at any time, upon notice to you.

3. Separation Benefits. You shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 3; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan shall reduce the amount of severance pay to which you are entitled pursuant to this Section 3. In all cases, upon termination of employment you will receive payment for all salary, earned bonus (if any) and unused vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law. In furtherance of, and not in limitation of the foregoing, but without duplication, during the period wherein which you shall be receiving Separation Payments in accordance with the provisions of Section 3(d) hereof (the “Severance Period”), then the Company shall, at its election, either (i) continue to pay for your health benefits under the Company’s sponsored health care program in which you were enrolled and eligible to receive benefits prior to your termination of employment, or (ii) pay for your health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), in each case, for the Severance Period, when such premiums are due and owing.

(a) Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than under the circumstances described in Section 3(c) or 3(d) below), you shall not be entitled to any separation benefits.

(b) Termination for Cause. If the Company or its successor terminates your employment for Cause (as defined below), then you shall not be entitled to receive any separation benefits.

(c) Termination for Death or Disability. If your employment with the Company is terminated by reason of death or disability, then, as a severance benefit, the Company shall continue to pay one-twelfth (1/12th) of your Base Salary for a period of three (3) months, in accordance with the Company’s normal payroll schedule and policy in effect from time to time. For purposes of this section, “Disability” shall mean your inability to perform your duties under this Agreement because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive) and is expected to continue to incapacitate you thereafter, not including any time during which you were on medical leave required by federal or state law. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

(d) Involuntary Termination; Termination for Good Reason. Subject to the provisions of Section 5 hereof, if either (i) your employment is terminated by the Company other than for Cause, or (ii) you voluntarily terminate your employment with the Company for Good Reason (as defined below), in either case, then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Base Salary for without duplication, the following time period: (A) three (3) months, if and to the extent that your employment is terminated within twelve (12) months following the Effective Date; or (B) six (6) months, if and to the extent that your employment is terminated more than twelve (12) months following the Effective Date. Payment of amounts set forth in this Section 3(d) shall be paid to you monthly, in accordance with the Company’s normal payroll schedule and policy in effect from time to time.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean any of the following: (i) acts of moral turpitude, fraud or dishonesty that involve the assets of the Company, its customers, suppliers or affiliates; (ii) the conviction of, or a pleading of guilty or nolo contendere to, a felony other than involving a traffic related infraction; (iii) use of narcotics, liquor or illicit drugs in a manner that has had a detrimental effect on the performance of your duties; (iv) willfully and repeatedly neglecting your duties to the Company; (v) engaging in any conduct which, after an investigation by a neutral third party, is determined to be discriminatory or harassing toward other Company employees; or (vi) engaging in any conduct which breaches a material provision of this Agreement or the Inventions Agreement (as defined below).

(A) Cause shall only exist where the Company has provided you with written notice of the alleged problem or violation of this Agreement or the Inventions Agreement, and you shall have failed to cure such condition to the reasonable satisfaction of the Company within ten (10) business days. In making any determination that Cause exists, the Board shall act fairly and in good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For any termination pursuant to (e)(i)(i) or (e)(i)(vi) of Section 3, the Company must have reasonable, specific evidence to establish that such conduct has occurred or “Cause” shall not exist. For the avoidance of doubt, and notwithstanding anything herein contained to the contrary, in the event that (x) any of the conditions specified in Section (e)(i)(i) through (e)(i)(vi) of Section 3 shall have occurred, and (y) the Company has reasonable evidence to establish that such conduct has occurred, and (z) the occurrence of any such event shall not be capable of cure, then the Company shall not be required to provide you any notice and a cure period in respect thereof.

(ii) “Change in Control” shall mean (x) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, (y) the exclusive license of all or substantially all of the material intellectual property rights of the Company, or (z) the acquisition of the Company by means of consolidation, corporate reorganization, merger or other transaction or series of related transactions in which stockholders of the Company immediately prior to such transaction(s) do not own at least a majority of the outstanding voting securities of the successor entity (in each case, other than in connection with a financing transaction primarily for the purposes of raising working capital, or a reincorporation of the Company into another jurisdiction).

(iii) “Good Reason” shall mean (A) your demotion to a position with the Company or any successor thereto that does not include the same level of responsibilities without your consent, (B) a material breach by the Company of its contractual obligations to you that continues for ten (10) business days after your written notice to the Company, (C) a material reduction in your Base Salary of more than ten percent (10%) or a material reduction in your benefits, without your written consent, other than a reduction in salary or benefits with respect to similarly situated employees of the Company generally, or (D) the relocation, without your written consent, of your principal workplace to a geographic location that is more than fifty (50) miles from the Company’s place of business in Burlington, Massachusetts.

4. Mitigation. You shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company or otherwise.

5. Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a) Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, the receipt of any severance or other benefits pursuant to Section 3(d) of this Agreement (the “Separation Payments”) is subject to your signing and not revoking a separation agreement and release of claims, based on the Company’s standard form release, of any and all claims you may have against the Company and its officers, employees, directors, parents and affiliates, in substantially the form attached hereto on Schedule A-1 (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to Separation Payments or benefits under this Agreement. No Separation Payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such Separation Payments and benefits otherwise payable between the date of your termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b) Continued Compliance with Agreements. Your receipt of any Separation Payments or other benefits pursuant to this Agreement will be subject to, and contingent upon, your not being in breach of this Agreement, the Inventions Agreement as of the date of your termination, and your continued compliance following the date of your termination with the terms of this Agreement, the Inventions Agreement and Release, notwithstanding anything herein contained to the contrary.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 5(c)(iii). Except as required by Section 5(c)(iii), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this Agreement.

(iii) Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this Section 5(c)(iii) will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

6. Confidential and Proprietary Information.

(a) Confidential Information and Inventions Agreement. As a condition to the execution and effectiveness of this Agreement, you agree to execute concurrently herewith, and to abide by, the Company’s Confidential Information and Inventions Agreement, attached hereto as Schedule B (the “Inventions Agreement”). In furtherance, and not in limitation of the provisions thereof, you agree, during the term hereof and thereafter, that you shall take all steps reasonably necessary to hold the Company’s proprietary information in trust and confidence, will not use proprietary information in any manner or for any purpose not expressly set forth in this Agreement, and will not (other than in the performance of the services to the Company as herein contemplated), disclose any such proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b) Third Party Information. You understand that the Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. You agree to hold Third Party Information in confidence and not to disclose to anyone (other than the Company’s personnel who need to know such information in connection with their work for the Company) or to use, except in connection with the performance of your services to the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

7. Arbitration.

(a) Agreement to Arbitrate. Except as provided for any action arising out of any violation of the Inventions Agreement or as set forth in Section 7(b) below addressing excluded claims and remedies, you and the Company both agree that any disputes of any kind whatsoever arising out of or relating to the termination of your employment with the Company, “including any breach of this Agreement, shall be subject to final and binding arbitration.

(b) Excluded Claims, Relief and Enforcement. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board, or the Employment Development Department for unemployment benefits. This Agreement does not preclude the Company from pursuing court action regarding any claims arising out of any breach of the Inventions Agreement or other claims not otherwise resulting from, or arising out of, the termination of your employment with the Company. Nothing in this Agreement prohibits either party from seeking injunctive or declaratory relief from a court of competent jurisdiction. Either the Company or you may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, with the exception of claims set forth in this Section 7(b) or arising out of the Inventions Agreement, neither party shall initiate or prosecute any lawsuit or claim in anyway related to any arbitrable claim, including without limitation any claims as to the making, existence, validity, or enforceability of the agreement to arbitrate.

(c) Procedure. Employee agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules and procedures (the “JAMS Rules”), a copy of which is attached as Schedule C to this Agreement and which are available at www.jamsadr.com/rules-employment-arbitration. A neutral and impartial arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions related to discovery, prior to any arbitration hearing. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. In the event that either party to this Agreement rejects a written offer to compromise from the other party, and fails to obtain a more favorable judgment or award, the arbitrator may award attorneys’ fees and costs to the party that made the offer to compromise in an amount that the arbitrator deems appropriate, taking into consideration the attorneys’ fees and costs (including expert fees) actually incurred and reasonably necessary to defend or prosecute the action. The arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law. You understand that the Company will pay the costs and fees of the arbitration that you initiate, but only those fees over and above the costs you would have incurred had you filed a complaint in a court of law. You agree that the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. You agree that any arbitration under this Agreement shall be conducted in Los Angeles, California.

(d) Exclusive and Final Remedy. Except as provided by the rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the rules and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Nothing in this Agreement or in this provision is intended to waive the provisional relief remedies available under the rules.

(e) Prohibition of Group Actions. Claims must be brought in your individual capacity, not as a representative or class member in any purported class or representative proceeding. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear arbitration as a class action. In addition to waiving your right to participate in class action arbitration, you also waive your right to bring claims pursuant to the Private Attorney General Act of 2004 (“PAGA”), codified in California Labor Code § 2698, et seq. or in a Private Attorney General capacity.

(f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you acknowledge that you have been advised by the Company to seek the advice of an attorney of your choice before signing this Agreement and you agree that you have been provided such an opportunity.

8. General.

(a) Entire Agreement, Amendment and Waiver. This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(b) Notices. Any notice, request, instruction or other document required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address of such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto in accordance with the provisions hereof:

If to the Company:	Everbridge, Inc.
500 N. Brand Blvd., Suite 1000
Glendale, CA 91203
Attention: Chairman of the Board

with a copy to:	Procopio, Cory, Hargreaves & Savitch LLP
525 B Street, Suite 2200
San Diego, CA 92101
Attention: Roger Rappoport

If to you	Kenneth S. Goldman
1946 Washington Street
Newton, MA 02466

(c) Availability of Injunctive Relief. The parties hereto agree that, notwithstanding anything to the contrary herein contained, any party may petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Inventions Agreement or any other agreement regarding trade secrets, confidential information, non- solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law. This Agreement, and the rights and obligations of the parties hereunder, will be construed in accordance with and governed by the law of the State of California, without giving effect to the conflict of law principles thereof.

(f) Taxes. All payments to you under this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(g) Severability. The finding by an arbitrator or a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such arbitrator or court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i) Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information (as defined in the Inventions Agreement) of the Company.

(j) Survival. The provisions of Sections 1(d), 3, 5, 6, 7 and 8, and the provisions of the Inventions Agreement, shall survive termination of this Agreement.

(k) Representations and Warranties. By signing this Agreement, you represent and warrant that (i) you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and (ii) your execution and performance of this Agreement shall not violate or breach any other agreements between you and any other person or entity, and (iii) you have provided the Company with copies of any written agreements presently in effect between you and any current or former employer. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreement referenced herein and the Company’s policies.

(l) Confirmation of Employment Status. Prior to your first day of employment with the Company, and as a condition to such employment, you shall provide the Company with documentation of your eligibility to work in the United States, as required by the Immigration and Reform and Control Act of 1986.

(m) Trade Secrets of Others. It is the understanding of both the Company and you that you shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

(n) Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(o) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS BELOW]

EVERBRIDGE, INC

Executive Employment Agreement — Counterpart Signature Page

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

EVERBRIDGE, INC.

	By:	/s/ Jaime W. Ellertson

	Name:	Jaime W. Ellertson

	Title:	CEO

	Date:	April 13, 2015

ACCEPTED AND AGREED TO BY:

/s/ Kenneth S. Goldman	April 13, 2015
Kenneth S. Goldman	Date
1946 Washington Street
Newton, MA 02466

Schedule 1

Duties and Responsibilities

Defined terms used in this Schedule 1 not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule 1 is attached.

As Senior Vice President and Chief Financial Officer, you will have the following duties and responsibilities:

You will have primary day-to-day responsibility for planning, implementing, managing and controlling all financial-related activities and managing the Legal function of the Company. This will include direct responsibility for accounting, finance, forecasting, strategic planning, job costing, legal and property management. The Senior Vice President and Chief Financial Officer will be a key member of the Senior Management Team and will report to the Chief Executive Officer.

Schedule 2

Defined terms used in this Schedule 2 not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule 2 is attached.

None as of the Effective Date.

Schedule A

Base Salary, 2015 Annual Bonus; Everbridge, Inc. 2015 Executive Bonus Plan

Defined terms used in this Schedule A not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule A is attached.

Base Salary: Two Hundred Fifty Thousand United States Dollars (US$250,000.00).

2015 Annual Bonus: Eighty Thousand United States Dollars (US$80,000.00) in the event that the Company achieves one hundred percent (100%) of the Board approved Everbridge, Inc. 2015 Management Incentive Plan.

Everbridge, Inc. 2015 Management Incentive Plan [Attached]

Future Salary Adjustment: In the quarter that the Company files for an initial public offering (IPO) your compensation will be adjusted to a minimum total compensation package totaling Three Hundred Seventy Five Thousand Dollars per annum (i.e., the compensation increase would be comprised of a $25,000 increase in base salary and $20,000 increase in annual performance bonus).

Schedule A Page 1